UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

_______________________________

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

Kadmon Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

KADMON HOLDINGS, INC.

450 East 29th Street

New York, NY 10016

Dear Stockholders of Kadmon Holdings, Inc.:

On April 1, 2021, Kadmon Holdings, Inc. (the “Company” or “Kadmon”) filed a definitive proxy statement (“2021 Proxy Statement”) in connection with our 2021 Annual Meeting of Stockholders, to be held on May 12, 2021 (the “Annual Meeting”).

We are writing to ask for your critical support for the proposals to be voted on at the Annual Meeting and to express our appreciation for your independent analysis in conducting your evaluation. Our Board of Directors (the “Board”) would like to draw your attention specifically to Proposal No. 3 to approve an Amendment and Restatement to the 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”). If approved by our stockholders at the Annual Meeting, Proposal No. 3 would remove the current non-employee director equity award limit set forth in Section 5.04 of the 2016 Equity Incentive Plan. To assist our stockholders in their consideration of this important proposal, we are reaching out to provide additional context.

Competition for Diverse and Highly Qualified Directors

As an innovative company with near-term commercialization plans, specifically with respect to our most advanced product candidate belumosudil (KD025), we strive to maintain a diverse and highly qualified board of directors to oversee the development of our strategic plan and its successful execution. Over the past few years, we have conducted a board refresh process whereby four of our current seven directors joined the Board. These new directors have brought extensive industry, management, financial and leadership experience to our Board. Consistent with our commitment to board diversity, 50% of the new directors are women. We believe our continued recruitment and retention of diverse and qualified directors with scientific, clinical, financial, business development and sales and marketing knowledge and expertise will be critical to our success, which we believe ultimately creates value for our stockholders and ensures ongoing good governance.

We experience intense competition for a limited number of qualified personnel among biopharmaceutical and life sciences businesses and institutions. Many of the companies and institutions that we compete with for qualified directors have greater financial and other resources and a longer history in the industry than we do. They also may provide more diverse opportunities and better compensation. The loss of the knowledge, experience and expertise of any of our directors and our inability to find suitable replacements could potentially harm our business, financial condition and prospects.

Director Compensation Program

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. Our Compensation Committee determined early on to use equity compensation as a critical component of our overall compensation program, both for our employees and directors, in order to, among other reasons, align our interests with those of our stockholders.

The Compensation Committee of the Company’s Board (the “Compensation Committee”) reviews pay levels for non-employee directors each year with assistance from its compensation consultant, Veritas Executive Compensation Consultants, LLC (“Veritas”). Veritas prepares a comprehensive assessment of our non-employee director compensation program and compares it to the director compensation practices of our peer group companies. That assessment includes benchmarking of director compensation against the same peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance best practices (collectively, the “Director Compensation Assessment Process”). As discussed below, the Company believes the proposed removal of the non-employee director award limit is necessary in order to potentially implement future changes to our director compensation program to align our director compensation program with our peers’ programs. The Compensation Committee will continue to annually conduct the Director Compensation Assessment Process, including benchmarking non-employee director compensation against that of our peer group.

Based on our review of market data from Veritas, we believe that the proposed removal of the non-employee director equity award limit is reasonable to attract, retain and motivate qualified directors and is in line with compensation practices and equity incentive plans at our peer companies. For example, Kadmon grants an initial award for new non-employee directors whereby any person who joins the Board will immediately be granted non-statutory stock options to purchase shares of our common stock, with a fair value of $100,000 and an exercise price for each option equal to the closing price of the Company’s common stock on such grant date. Continuing non-employee directors elected at our Annual Meeting receive annual non-statutory stock options to purchase shares of our common stock, with a grant date fair value of $250,000 and an exercise price for each option equal to the closing price of the Company’s stock price on such grant date. Given these initial grants and annual awards, we believe that the $300,000 fair value limit currently in our 2016 Equity Incentive Plan restrains Kadmon’s ability to continue to compensate qualified directors commensurate with their knowledge, experience and expertise. We also believe that these constraints will only continue and become more prevalent in the future, and as such, believe now is the appropriate time to remove the $300,000 fair value limit as we plan for the future. If our stockholders do not approve Proposal No. 3, we will be unable to grant equity awards to our non-employee directors under the 2016 Equity Incentive Plan in excess of the $300,000 fair value limit, which could require us to limit amounts that would have otherwise been payable under our current director compensation program.

For all these reasons, our Board recommends that you vote “FOR” Proposal No. 3.

We are committed to continue to increase the value of Kadmon while working within the compensation framework described in our 2021 Proxy Statement. We thank you for your careful consideration of this proposal.

Sincerely,

Harlan W. Waksal, M.D.

President and Chief Executive Officer

New York, New York

May 3, 2021